CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No. 33-53887 on Form N-1A of our report dated March 24, 2017, relating to the financial statements and financial highlights of BlackRock Mid Cap Dividend Fund (formerly known as BlackRock Mid Cap Value Opportunities Fund) (the “Fund”) of BlackRock Mid Cap Dividend Series, Inc. (formerly known as BlackRock Mid Cap Value Opportunities Series, Inc.), appearing in the Annual Report on Form N-CSR of the Fund for the year ended January 31, 2017, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

January 25, 2018